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                                                                    EXHIBIT 99.2




                       HUNTINGTON BANCSHARES INCORPORATED
                                 CONFERENCE CALL
                             LEADER, MIKE McMENNAMIN
                                JANUARY 18, 2002
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                                                                          PAGE 2



Operator:           Good afternoon. My name is Jeff, and I will be your
                    conference facilitator today. At this time I would like to welcome everyone to the Huntington Bancshares fourth quarter earnings results conference call. All lines have been placed on mute to prevent any background noise. After the speakers' remarks there will be a question and answer period. If you would like to ask a question during that time, simply press the number one on your telephone keypad, and questions will be taken in the order they are received. If you would like to withdraw your question, press the pound key. Thank you.
                    Mr. Gould, you may begin your conference.

Jay Gould:          Thank you, Jeff. And welcome to today's conference call. I'm
                    Jay Gould, Director of Investor Relations. Before formal remarks we have the usual housekeeping items. Copies of the slides that we will be reviewing can be found on our website, huntington-ir.com. This call is also being recorded and will be available as a rebroadcast starting later this evening through the end of the month. Please call the investor relations department at 614-480-5676 for more information on how to access these recordings or playback or if you have difficulty getting copies of the slides.

                    Today's discussion, including the question and answer period, may contain forward looking statements as defined by the Private Securities Litigation Reform Act of 1995. Such statements are based on information and assumptions available at this time and are subject to change, risks, and uncertainties which may cause actual results to differ materially. We assume no obligation to update such statements.

                    For a complete discussion of risks and uncertainties, please refer to slide 24 and material filed with the SEC, including our most recent 10-K, 10-Q, or 8-K filings. Let's begin.

                    Participating in today's call will be Tom Hoaglin, Chairman, President, and CEO; and Mike McMennamin, Vice Chairman and Chief Financial Officer. Let me turn the meeting over to Tom.

Tom Hoaglin:        Thank you, Jay. Welcome, everyone. Thanks for joining us
                    today. I'll begin today's presentations with a quick review of fourth quarter highlights. Mike and Jay will follow with more detailed comments.

                    I want to leave you with some high level impressions regarding our
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                                                                          PAGE 3



                    fourth quarter performance. First, our earnings of $.30 per share met expectations in a difficult credit environment.

                    Second, as we announced in December, we strengthened our loan loss reserves to 1.90%, up significantly from 1.67% at the end of the third quarter and from 1.45% at March 31.

                    Third, we were pleased with a two percent revenue growth during the quarter and over eight percent year-over-year. The revenue growth was accomplished in spite of earning assets that were flat versus the third quarter and down two percent from the year-ago quarter.

                    Fourth, we continue to make progress at improving operating efficiency as evidenced by the third consecutive quarterly decline in our efficiency ratio to 55.8%. You'll recall that we were at 62% in the first quarter of this year. Every one percent improvement in our efficiency ratio equates to approximately four cents per share.

                    In summary, we continue to move ahead in implementing the strategic initiatives announced last July. We're pleased with the progress we're continuing to see in deposit growth, margin expansion, fee income generation, and expense control. Our employees are engaged and enthusiastic, and we're making progress in improving our financial performance. But there is still much to do.

                    For the foreseeable future we expect to continue to be operating in a weak economic environment and, therefore, expect to be challenged by continued high levels of net charge-offs and non-performing assets. We will discuss our views on this later.

                    Staying focused on fourth quarter performance, let me turn the presentation over to Mike who will provide more detail.

Mike McMennamin:    Thanks, Tom. Turning to slide four, fourth quarter operating earnings were $.30 per share, consistent with the guidance given at the end of the third quarter and reaffirmed in our
                    December 18th announcement. Importantly, it was achieved
                    despite higher credit costs and reflected improvement in
                    other areas of the company.
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                                                                          PAGE 4



                    In many respects the fourth quarter represented a continuation of trends noted in the third quarter. Compared with the third quarter, deposits grew at an annualized seven percent rate. Revenue excluding security gains was up two percent for the quarter and was up eight percent versus the prior year quarter.

                    The net interest margin expanded seven basis points to 4.11%. This represented the fourth consecutive quarterly increase from the low of 3.70% in the year-earlier quarter. The efficiency ratio improved to 55.8%, the third consecutive quarterly improvement. This reflected both revenue growth and a decline in expenses.

                    As announced in December, credit quality deteriorated consistent with our guidance. Specifically, the net charge-off ratio increased to 1.04% of loans and non-performing assets increased $17 million.

                    Also as announced on December 18th, the quarter included two nonrecurring items. The first was a $32 million after tax reduction in tax expense related to the issuance of $400 million of REIT preferred stock of which $50 million was issued to the public. Offsetting this was a $50 million pretax addition to the loan loss reserve. At year end the reserve ratio was 1.90%, up from 1.67% at September 30th and 1.45% a year ago.

                    Slide five reconciles reported versus operating earnings. You'll recall that we break out performance in this manner so we can see how underlying performance is tracking excluding the impact of the restructuring and other charges associated with the strategic repositioning announced last July. This quarter we have also excluded the impact of the two fourth quarter items.

                    As Tom mentioned, earnings per share on an operating basis were $.30. Reported earnings per share were $.26. We'll comment more on these trends in a just a moment.

                    Turning to slide six, in the fourth quarter we recognized an additional $15 million pretax of restructuring and other charges bringing the total to date to $177 million pretax. The $15 million charge during the quarter included the final branch consolidation costs and other legal, accounting, and other operational costs.

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                                                                          PAGE 5



                    Slide seven shows performance highlights for the fourth quarter compared with the third quarter and the year-ago quarter. Most of this we've already commented on, so I just want to focus on our capital position.

                    In spite of the $177 million of pretax restructuring and other charges recognized in 2001, our tangible equity to asset ratio has improved slightly from 5.87% to 6.04% during the year. Completing the Florida sale will immediately increase this ratio above nine percent.

                    Slide eight compares the quarterly income statement for the fourth, third, and year-ago quarters. Compared to the third quarter, net interest income increased $5.5 million reflecting a higher net interest margin as earning asset levels were essentially flat.

                    Non-interest income, excluding security gains, was up $3.6 million, and expenses were down $1.5 million.

                    The interesting comparison is the current quarter versus last year. Despite a $25.7 million increase in provision expense, seven cents per share, net income was essentially flat from the year-ago quarter. The deterioration in credit quality has masked significant improvements in other areas of our performance.

                    Examples of progress from a year ago include net interest income up $22 million, or 10%, despite a two percent decline in earning assets reflecting a more efficient balance sheet and a wider net interest margin.

                    Non-interest income, up three percent. However, non-interest income increased nine percent if you exclude from both periods the impact of securitization-related income. Securitization-related income was $2.7 million in the fourth quarter and $10 million in the year-ago quarter.

                    And while expenses were up two percent or 3.4 million, revenues increased $25.3 million. We've made significant progress in improving our operational efficiencies.
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                    Slide nine shows a steady progress in net interest income
                    and the margin over the last year. The increase in the margin was driven by a planned reduction in lower margin earning assets, primarily investment securities; an increase in net free funds, primarily reflecting tighter controls on branch and ATM cash and increased demand deposits; greater discipline on the pricing side for both deposits and loans; a slightly liability sensitive balance sheet; and a period of declining interest rates.

                    Turning to slide ten, the average managed loan growth numbers on this slide have been adjusted for the impact of acquisitions, securitization activity, and asset sales. Average managed loan growth slowed to a two percent annualized rate during the quarter, down from the seven percent annualized growth rate in the third quarter. Loans were five percent higher than a year ago.

                    Home equity lines have been an area of focus and a source of growth for Huntington. They have been increasing at an annualized rate in the high teens in recent quarters. These volumes are being positively impacted by the attractiveness of the lower rates as well as an increased cross-selling success to first mortgage customers during this period of heavy refinance activity.

                    Commercial real estate loans increased at an 18% annualized rate in the fourth quarter, following a 16% annualized rate in the third quarter, and were 10% higher than a year ago. Construction loans account for most of this growth and reflect the funding of commitments made 9 to 18 months ago. This activity is exclusively within our footprint and with long-time customers primarily in the Central Ohio, Southern Ohio, Northern Kentucky, and East Michigan regions.

                    Our typical construction credit is to targeted developers within our local markets with a good track record and strong capital and cash flows.

                    Not surprisingly, commercial loans have been declining reflecting the impact of a weakened economy on loan demand.

                    Auto loans and leases were little changed during the
                    quarter. Loan and lease originations declined 23% from $985 million in the third
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                                                                          PAGE 7



                    quarter to $759 million in the fourth quarter and were flat versus a year ago. Some of the decline from the third to the fourth quarter is seasonal.

                    As you would expect, new car originations as a percentage of total loan and lease originations declined from 61% to 54% during the quarter reflecting the impact of the zero percent financing offered by the captive finance companies.

                    The next slide provides detail on recent core deposit trends. Core deposits exclude negotiable CDs and eurodollar deposits. The seven percent annualized growth rate during the quarter was encouraging particularly following the 11% growth rate in the third quarter. The growth rate outside of Florida during the quarter was at an eight percent rate, slightly higher than the growth rate for the total company.

                    We're excited about the progress we've made in the second half of the year in growing core deposits, and we are obviously benefiting from uncertainty in the financial markets. Nevertheless, we feel a significant part of this growth is attributable to our focus on the sales management process.

                    Let me now turn the presentation over to Jay who is going to review fee income and expenses.

Jay Gould:          Thank you, Mike. Turning to slide 12, the discussion on
                    non-interest income will focus mostly on year-over-year trends which mitigate seasonal factors that sometimes impact linked-quarter comparisons.

                    Total non-interest income before security gains increased $3.3 million or three percent versus the same quarter last year. However, while securitization-related income impacts results in each quarter, the year-ago quarter included a sizeable gain. If you exclude securitization-related income, as Mike mentioned, total non-interest income was up $10.6 million or nine percent from the year ago quarter.

                    Service charges increased a strong nine percent from a year ago. This primarily reflected higher corporate maintenance fees as
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                    corporate treasurers pay hard dollar fees for deposit
                    services rather than maintain higher demand deposit balances.

                    Brokerage and insurance revenue was 23% higher. The growth in our Private Financial Group was one of last year's real success stories. The primary driver of the growth was increased annuity sales. In the fourth quarter annuity sales were $180 million. This volume was 27% higher than in the third quarter and was a new record beating last quarter's previous record of $140 million in sales. And it was more than double the annuity sales in the year-ago quarter.

                    Insurance-related income was down slightly as life insurance sales in the year-ago quarter were particularly strong.

                    Trust income increased six percent over the prior year, primarily reflecting increased revenue from Huntington's proprietary mutual funds. Fund assets in the fourth quarter were $2.8 billion, up seven percent from a year ago. The growth in revenue reflects this growth in assets aided by the introduction of five new funds as well as fee increases. Partially offsetting this growth was a decline in personal trust fees primarily due to declining asset values reflecting market conditions.

                    Mortgage banking income was particularly strong in light of the current lower-rate environment and heavy refinancing activity. Mortgage banking revenue increased 32% from the year-ago quarter. This is another success story as they posted a record year. Origination volume in the fourth quarter was $1.2 billion, up from $455 million a year ago and $737 million in the third quarter. Full year origination volume totalled $3.5 billion, up from $1.5 billion in 2000.

                    The 28% decrease that you see on the slide in other income primarily reflected the year-ago quarter's higher level of securitization-related income. Excluding this, other income was down seven percent. While customer-related derivative sales in our investment banking unit, a brand new product offering this year that generated over $2 million of fee revenue, this was more than offset primarily by a decline in gains realized from the sale of an OREO property in the year-ago quarter.
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                                                                          PAGE 9



                    Turning to slide 13, non-interest expense declined $1.5 million from the third quarter. This follows a $4.4 million decrease in the prior quarter. The primary cause was a $2.6 million reduction in personnel cost reflecting lower benefit expenses partially offset by higher sales commissions related to mortgage banking, capital markets, and private financial services related activities.

                    Occupancy and equipment expense increased $1.1 million reflecting a number of factors including higher depreciation and building maintenance costs.

                    Let me turn the presentation back to Mike for a discussion of credit quality trends.

Mike McMennamin:    Thanks, Jay. Slide 14 provides a snapshot of credit quality trends. On December 18th we announced that credit quality was continuing to deteriorate and that as a result we would see higher net charge-offs and non-performing loans in the quarter. Further that we would bolster our loan loss reserve to 1.90% of loans.

                    Non-performing assets increased $17 million or eight percent from the third quarter and represented 1.05% of period-end total loans and OREO. We expect further increases in non-performing assets in the first half of this year, although the rate of increase should slow.

                    Further, we expect the non-performing asset ratio to increase in the first quarter with the Florida sale given the lower level of non-performing assets in Florida.

                    Reported net charge-offs were at 104 basis points, up from 74 basis points in the third quarter. Excluding losses on businesses we have exited and for which reserves were established in the second quarter, adjusted net charge-offs were 98 basis points up from 61 basis points, and I'll talk more about that in just a moment.

                    Total delinquencies over 90 days have been relatively stable over the past year and were 42 basis points in the fourth quarter, essentially flat with the third quarter.
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                                                                         PAGE 10



                    The allowance for loan losses ended the year at 1.90%, up from 1.67% at the end of September and considerably higher than the 1.45% a year ago.

                    Slide 15 shows the trend in non-performing assets as well as their composition. The $17.4 million increase was consistent with our expectations and reflected the continuing impact of the weak economy, concentrated in a number of companies, mostly in the manufacturing and service sectors.

                    Net charge-offs on slide 16 are shown on an adjusted basis, that is excluding the impact of any charge-offs established in the second quarter special charge and any related subsequent charge-offs. Adjusted net charge-offs increased to 98 basis points from 61 basis points in the prior quarter.

                    Commercial net charge-offs increased to 139 basis points from 56 basis points in the third quarter. This increase was spread over a number of companies in the retail trade, manufacturing, services, and communication sectors reflecting the broad-based nature of the current economic slowdown.

                    Total consumer net charge-offs were 105 basis points, up from 85 basis points in the third quarter. This was primarily driven by a 34 basis point increase in total indirect net charge-offs from 117 basis points to 151 basis points. Some of this increase in indirect charge-offs is seasonal. Fourth quarter and first quarter charge-offs typically are 10 to 15% higher than levels experienced in the second and third quarters. In addition, the charge-off levels are obviously being adversely impacted by the current economic environment.

                    Regarding the indirect loan portfolio, vintages originated between the fourth quarter of '99 and the third quarter of 2000 continue to perform poorly. About 20% of the volume in that time period was underwritten with FICO scores below
                    640. In contrast, over the last 12 months only three percent of loan volume was underwritten below a FICO level of 640. Our experience is that about two-thirds of expected losses on auto loans occur within 9 to 24 months of the loan origination. Loans originated during these earlier vintages are now 15 to 24 months old and are at, or near, the peak
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                    of their charge-off cycle. These vintages are contributing adversely to the fourth quarter indirect portfolio charge-off rate of 151 basis points. Importantly, charge-offs on more recently originated vintages are running about 40% lower than these earlier vintages given comparable aging.

                    The good news is that the relative negative impact on total charge-offs from this earlier originated segment of the portfolio is, and will continue to, diminish over coming quarters. On balance, the credit quality of the remaining consumer portfolio is behaving as expected and within acceptable tolerances given the economic environment.

                    Slide 17 recaps full-year performance. While we are pleased with the progress we have made during 2001, the full-year results are obviously clearly unsatisfactory as shown on this slide. So let me close with some brief comments regarding our 2002 outlook.

                    Not surprisingly, and as shown on slide 19, key determinants of 2002 earnings will be the economic environment, the level of interest rates, and credit quality. The assumption we have made is that the weakness of the economy will continue through the first half of the year with a modest recovery in the second half. We are expecting to see continued high levels of net charge-offs and non-performing assets for at least the next couple of quarters. We are not looking for significant deterioration beyond fourth quarter levels, but pressure will remain on credit performance.

                    Regarding interest rates, our view is that short term rates will increase perhaps one and a half to two percent during the year and that the yield curve will flatten.

                    Slide 20 summarizes our 2002 performance assumptions. We expect operating earnings per share will fall in the range of $1.32 to $1.36. This excludes the remaining planned first quarter restructuring charges and gain associated with the Florida sale. This range is consistent with the current $1.34 per share analyst consensus.

                    To help you directionally understand our thinking regarding anticipated 2002 performance, here are some key assumptions.
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                                                                         PAGE 12



                    These assumptions exclude Florida on a proforma basis from 2001 results.

                    a. Continued high levels of charge-offs and NPAs.

                    b. Modest growth in loans.

                    c. Continued growth in core deposits.

                    d. Expansion of the net interest margin, driven by reduced funding costs, the Florida sale, where margins were lower than those of the rest of the company, increase in net free funding, and improved lending spreads.

                    e. Modest expense growth and continued improvement in the
                       efficiency ratio.

                    Finally, regarding the quarterly pattern of earnings progression, the $1.34 consensus translates into a quarterly average of 33 1/2 cents. Assuming earnings growth throughout the year and a more challenging credit environment in the first half, we expect quarterly earnings in the first half would be below this average.

                    Let me turn the presentation back to Tom now for some final comments prior to the Q&A session.

Tom Hoaglin:        Thanks, Mike. Slide 22 shows that 2001 was a year of
                    significant change. When we announced the refocusing in July, we knew the challenges would be great even in a good economic environment. A weakened economy has only increased those challenges.

                    Nevertheless, we can report to our investors that we made significant progress on a number of our strategic initiatives with financial performance improving, especially throughout the second half of the year. We reached an agreement to sell Florida. We consolidated branches. We exited unprofitable e-businesses. We strengthened the management team. We established a regional management structure to bring decision making closer to customers. We also initiated a sales management process. We reduced the dividend to conserve capital.

                    Financially, we needed to rekindle revenue growth and take out unproductive spending. The second-half performance indicates we are starting to get some traction here. The difficult economic environment and deteriorating credit quality trends resulted in a
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                                                                         PAGE 13



                    need to strengthen our reserves. This was tough but necessary medicine and improves our ability to perform in an uncertain environment.

                    In the end, we made progress and have taken the initial steps toward achieving our long-term financial goals. The progress we have made has positioned Huntington for steady progress as we enter 2002.

                    So what does 2002 hold for us?

                    Obviously, the economy is a wild card. Certainly we are in a situation where the economy and related credit quality trends could get worse before getting better, but we are not standing still. Improving our product cross selling in all lines of our business is a high priority. So is improving customer service, and we are expanding our internal financial reporting to improve individual accountability for performance. In sum, 2002 boils down to executing the game plan.

                    This completes our prepared remarks. Mike, Jay, and I will be happy to take your questions. Let me turn the meeting back over to the operator who will provide instructions on conducting the question and answer period.

Operator:           At this time I would like to remind everyone, in order to
                    ask a question, please press the number one on your telephone keypad. Please hold for your first question. Your first question comes from Ed Najarian from Merrill Lynch.

Ed Najarian:        Good afternoon, guys.

Jay Gould:          Hi, Ed.

Ed Najarian:        Couple of questions here. First, and I apologize because I don't have the slide presentation, so maybe this is in
                    there, but is higher credit related costs -- are higher
                    credit related costs all of the variance between the
                    guidance, the '02 EPS guidance that you gave over the summer and your revised EPS guidance, or are there other areas of variance from that lower estimate? And, if there are, can
                    you go over what they are?
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                                                                         PAGE 14



Mike McMennamin:    Ed, this is Mike. We had assumed -- let me see if I can do the math quickly. We had assumed 65 basis points of charge-offs in July for 2002. Let me just do the math. Let's just say at 90 basis points, for the sake of argument. Now that additional 25 basis points would translate into about
                    $.14 a share, so --

Ed Najarian:        And that would be about it?

Mike McMennamin:    That accounts for those other items going both ways,
                    obviously, but on a macro basis that would account for the difference.

Ed Najarian:        Okay. If I could just follow that up then, I just have some other quick questions. Could you speak to the amount of non-performing assets that will go away in the Florida sale?
                    And could you also speak to the pace of share repurchase that you expect? You gave the amount, but could you quantify sort of the timing throughout the year?

Mike McMennamin:    As we mentioned in the remarks, the sale of Florida will
                    actually increase our ratio of non-performing assets. I don't have in front of me the actual dollar number of non-performing loans that go away. I think it's about $10 million, roughly. But the ratio will actually increase because Florida's non-performing asset ratio is lower than the rest of the company.

                    With regard to the pace of share repurchase, we really have not commented. We expect the Florida transaction to close on February 15th, and shortly thereafter we expect to make an announcement with regard to what our share repurchase plans are.

Ed Najarian:        And then lastly, any discussion of lease residual risk or
                    how you're viewing that these days?

Mike McMennamin:    We conduct, I think as we mentioned the last conference
                    call, we conduct a quarterly analysis of our lease residual risk. The estimated losses in that portfolio have not
                    changed in the last couple of quarters. We still feel that the combination of our balance sheet reserves plus the lease residual insurance policy that we have fully cover all the embedded losses in that portfolio. We did have our first
                    claim submission to the insurance company here
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                                                                         PAGE 15



                    in the last 30 days. And all but a tag amount of claims that we presented were paid. So the policy is working as advertised. I know that there's been some concern about that issue. We feel good about the first claim experience. There were no claims that were rejected that we thought we were owed on.

Ed Najarian:        Okay. Thank you.

Operator:           Your next question comes from David George with A.G.
                    Edwards.

David George:       Good afternoon. My question is with respect to your 2002
                    guidance at the $1.32 to $1.36. Is that reflective of the FAS 142 adjustment?

Mike McMennamin:    That is correct.

David George:       Okay. And is that adjustment -- if we looked at the fourth quarter numbers, would that be around $.33 for Q4?

Mike McMennamin:    That's correct.

Operator:           Your next question comes from Fred Cummings with McDonald
                    Investments.

Fred Cummings:      Yes. Two questions. First, Mike, when you quoted the nine
                    percent proforma capital ratio, I'm assuming that that assumes the full $200 million pretax falls to the bottom line from the sale of Florida. You've not talked about how you might utilize that gain.

Mike McMennamin:    Fred. The day after the sale closes we expect that tangible common equity ratio to rise to a little bit more than nine percent. Assuming that we repurchase $300 million to $400 million of stock in 2002 without making any comment as to the timing of that, at the end of 2002 we estimate that the tangible common equity ratio would still be about 7 3/4 percent. So the assumption we've made is that we would use
                    $300 million to $400 million of that capital to repurchase stock.

Fred Cummings:      Secondly, as it relates to the indirect auto and lease
                    portfolio, the vintages originated in 4Q '99 I think or in
                    1Q 2000, Mike, can you give us the size of those? I know a couple of quarters ago you
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                                                                         PAGE 16



                    indicated that the underwriting that was done with more conservative FICO scores represented maybe 45% of loans and 35% of leases. I just want to get a feel for how that breaks out and also the timing of the run off of this higher risk piece of the portfolio.

Mike McMennamin:    Fred, the loans -- and these numbers apply to the indirect loan portfolio, not loans and leases. But the same basic trend would be applicable for the lease portfolio. So the numbers I'm going to give you are just the loan portfolio.
                    I'll give you the numbers for the second, third, and fourth quarters.

                    The loans originated during the fourth quarter '99 through the third quarter of 2000, those vintages, in the second quarter were 20% of the portfolio, in the third quarter were 16%, and in the fourth quarter it declined to 11 1/2% of the total portfolio.

                    The losses that we incurred on those portfolios, again, the second, third, and fourth quarter represented 39%, 35%, and 26%, respectively, of the total losses in the indirect loan portfolio. So, as you can see, the magnitude of that problem is starting to get smaller and smaller and will continue to diminish with each passing quarter.

Fred Cummings:      Okay. Thank you.

Operator:           At this time I would like to again remind everyone, in order to ask a question, please press the number one on your telephone keypad. Your next question comes from Joe Duwan with Keefe Bruyette & Woods.

Joe Duwan:          Yes. Question for you, Mike on interest rate positioning
                    with the expectation in higher interest rates over the course of this year.

Mike McMennamin:    Joe, we've been liability sensitive throughout 2001. And if you use the measurement of the exposure of your net interest income to a gradual 200 percentage point increase in rates, that increase is above and beyond whatever the forward curve implies at a given point in time. We have been liability
                    sensitive in perhaps as much as two and a quarter, maybe
                    even two and a half percent at some point during 2001.
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                                                                         PAGE 17



                    Our current position is that given that same 200 basis point increase above today's forward curve, which as you're well aware calls for a significant increased ramp up in short term rates, that our net interest income function in the next 12 months is exposed to a little bit more than one percent, one to one and a quarter percent. So as the year has progressed and rates have declined, we've narrowed or reduced our interest rate risk position even further.

Joe Duwan:          Okay. Thank you.

Operator:           Your next question comes from Roger Lister with Morgan
                    Stanley.

Roger Lister:       Yes. I wonder if you can give us some sense of how much
                    you've typically written off your non-performers on the C&I side. Sort of look across the non-performers, just some kind of average sense of what you've written them down to already.

Mike McMennamin:    Roger, I don't have that number. We'll be happy to see if we can get that number. I just don't have it at the top of my head and would not hazard a guess on it.

Roger Lister:       Okay. Thank you. How about -- maybe you can give us a
                    different sense which would be as you look across the region and you look across the sort of industries that you're involved in, do you see any differences across the marketplace and how people are faring? Are you seeing any signs of up turn in people's needs for working capital or desire to build inventories?

Mike McMennamin:    No, I don't think we have so far. The loan weakness on the commercial front has continued in December and early
                    January. So, so far we have not really seen any turnaround on that front.

Roger Lister:       Looking maybe to a different issue, when you look out into
                    2002, you've had quite success in building core deposits, transaction depositions. Do you think it's going to be more of a struggle as you go into a rising rate environment versus sort of build up in liquidity that has been sort of prevalent in the last few months?

Mike McMennamin:    Well, I don't think there's any question that we and other banks
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                                                                         PAGE 18



                    have benefited from the economic turmoil here in the last, particularly, the last quarter in terms of being able to grow deposits. So assuming that we get an economic recovery, I think it may very well be more difficult to grow the core deposits. But that is something that's very important to us. We're committed to it. That's a central part of our strategy.

Tom Hoaglin:        Roger, this is Tom Hoaglin. I think while the environment
                    might prove a little more difficult for growth in deposits, just to piggyback on what Mike was saying, we really feel like we're working very hard in particularly our -- well, both commercial and retail sales efforts so that even in a more challenging environment we are confident we're going to be able to succeed in continuing to grow deposits.

Mike McMennamin:    I also would point out that we have a strong vested interest in growing deposits in the next 12 months than perhaps we did certainly a year ago. And I say that in the sense that when we sell Florida we will be -- even though we're selling
                    Florida, we'll be writing a check for approximately $1.2 billion. So we will become on an immediate sense more dependent upon the wholesale market. And our goal over the next year or two is to reduce that dependence by replacing that with core retail and commercial deposits. So we have a strong vested interest in accomplishing those goals.

Roger Lister:       We'll look forward to hearing more about that in the next
                    round of earnings releases.

Mike McMennamin:    Thank you.

Operator:           Your next question comes from Fred Cummings with McDonald
                    Investments.

Fred Cummings:      Tom, what type of changes have you made on the credit risk management side of the bank? I know you've made a lot of changes, but what have you done with respect to risk management on the credit side?

Tom Hoaglin:        Well, two items I'd use in responding to you, Fred. As we
                    have talked in previous calls relative to our auto finance, we've made
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                                                                         PAGE 19



                    several changes over the course of the last year to significantly tighten credit criteria, about FICO scores, and loan to value ratios, and those kinds of things. So clear changes there and with measurable results.

                    On the commercial side, one of the things we did earlier in the year was to take a look at how we participated in syndicated national credits. Keep in mind that our participation has to do with companies that are in our footprint. We don't go out of footprint. The companies are companies we know. But, nevertheless, we've had a fair amount of activity out in our regions that was not scrutinized by a central credit area here in Columbus. So in mid-year we changed that so that we don't allow regional credit people and originators to generate syndicated loans without the sign off by home office, if you will. That has involved significant tightening. So we're working on it for both the commercial and retail side.

Fred Cummings:      And the source of the increase in, say, commercial
                    non-accruals, was that driven by some syndicated credit disproportionate amount?

Tom Hoaglin:        Yes.

Fred Cummings:      And secondly, Tom, as you look at the structure of your
                    balance sheet mix of the loan portfolio, what would you view maybe in the, say, late 2002 or sometimes in 2003 to be a normalized kind of charge-off ratios. Is 50 basis points --
                    I know historically Huntington loan term has run around 50 basis points. Is that a good number to think about with respect to normalized charge-offs?

Tom Hoaglin:        Fred, it would look pretty good right now. Obviously, that depends on the mix and the percentage of the portfolio that's in the various components, particularly the indirect.
                    I think that would be a pretty attractive number for us as we -- certainly, if we could get there -- I would doubt very, very much if we will be at 50 basis points by the end of 2002. But we are -- we do think that we'll -- we will make progress as we go through the year, although it probably is back end loaded on any credit quality improvement.

Fred Cummings:      Okay. Thank you.
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                                                                         PAGE 20



Operator:           At this time there are no further questions.

Tom Hoaglin:        Okay. Well, thank you all very much for joining us. We
                    really appreciate your interest in Huntington, and we appreciate your questions, and we look forward to keeping you apprised of their progress. Thanks again.

Operator:           This concludes today's Huntington Bancshares fourth quarter earnings results conference call. You may now disconnect.

                    [END OF CALL]